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Feeling good in your body & mind transforms how you show up in life. That’s why we’re on a mission to help the world feel great through the power of better health. 2 Hims & Hers Q1 2025

* This is a non-GAAP financial measure. Please refer to pages 26 - 29 for definitions and reconciliations to the corresponding U.S. GAAP financial measure. (1) Refer to page 19 for definitions for subscribers and monthly online revenue per average subscriber. 3 Hims & Hers Q1 2025 Key Financial Highlights Q1 2025 Q1 2024 Growth Revenue $586M $278M 111% YoY Net Income $49M $11M 345% YoY Adj. EBITDA* $91M $32M 182% YoY Operating Cash Flow $109M $26M 322% YoY Free Cash Flow* $50M $12M 321% YoY Subscribers1 (End of Period) 2.4M 1.7M 38% YoY Monthly Online Revenue per Avg. Subscriber1 $84 $55 53% YoY

Q1 2025 Letter to Our Shareholders Our first quarter results mark a historic start to the year. Revenue more than doubled, net income increased more than 4x, and Adjusted EBITDA nearly tripled year-over-year, fueled by strong momentum across both new and established specialties. Given the strength of this performance and clear signals that our approach is resonating with millions of customers, we have high confidence that we can deliver at least $6.5 billion of revenue and $1.3 billion in Adjusted EBITDA in 2030. Our success is built on a simple commitment: put the customer first. We’re building a modern healthcare platform that meets people where they are, and we’re helping move the healthcare system toward something that works better for the individual. Today, we serve nearly 2.4 million subscribers and with each quarter, it becomes clearer that this platform has the potential to support tens of millions over time. To reach our long-term targets, we’re focused on executing across five key growth levers: ● Expanding the breadth of personalized solutions and services on the platform ● Thoughtful expansion into the next generation of emotionally resonant specialties ● Elevating the precision of care subscribers have access to without sacrificing convenience ● Establishment of partnerships to be a best-in-class curator of healthcare services on our platform ● Global expansion of our platform Note: Long-term goals are provided as of the Hims & Hers Health, Inc. earnings release dated May 5, 2025. (1) This is a non-GAAP financial measure. Please refer to pages 26 - 29 for definitions. We have relied upon the exception in Item 10(e)(1)(i)(B) of Regulation S-K and have not reconciled forward-looking Adjusted EBITDA to its most directly comparable U.S. GAAP measure, net income or loss, because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations, including market-related assumptions that are not within our control, or others that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future net income or loss. See “Non-GAAP Financial Measures” for additional important information regarding Adjusted EBITDA. 4 Hims & Hers Q1 2025

Execution across our priorities is driving strong momentum in 2025 At the start of the year, we laid out priorities that we believe are foundational to our future success - expansion of the breadth of personalized adoption, integration of lab diagnostic capabilities, cementing a leadership position for our Weight Loss specialty, and expanding the depth of our technological capabilities. In the first three months of 2025, we have already made a great deal of progress across many of these areas. Growth across our most tenured specialties remains strong as a result of continued personalized innovation Subscriber adoption of personalized solutions continues to grow, demonstrating high consumer appetite for precision medicine across the country. At the end of the first quarter, 60% of our subscribers were on a personalized treatment, which we believe reflects consumers’ desire to balance side effect concerns through personalized dosages, access a broad set of form factors, and more seamlessly address multiple conditions with a single solution. As we continue further down the path of precision medicine, we have been able to structurally change the trajectory of several of our specialties. In both Men’s and Women’s Dermatology we’ve augmented the suite of personalized solutions available to subscribers, and now over 80% of subscribers in these specialties are benefiting from a personalized offering. This has played a critical part in maintaining year-over-year subscriber growth rates north of 45% and 170% for Men’s and Women’s Hair loss respectively. Over the last two years, this has also lifted retention nearly 20 points for subscribers in their 5 Hims & Hers Q1 2025 first year. We’ve applied similar learnings in our Weight Loss specialty, which has been instrumental to our ability to grow subscribers utilizing our oral weight loss offering by over 300% year-over-year in the first quarter. Over the last several quarters, we’ve started laying the foundation for a transformation within our Sexual Health specialty. Historically, the majority of sexual health subscribers have oriented toward “on-demand” solutions, which have represented the vast majority of the broader market. These solutions limit the breadth of personalized benefits subscribers can receive, and thus, our focus has been to increasingly focus our platform toward users who benefit from a consistent daily solution that combines multiple overlapping treatments and is more precise in nature. Subscribers utilizing daily solutions continue to grow rapidly, more than doubling year-over-year and accounting for nearly 40% of Sexual Health subscribers at the end of the first quarter. This transition has resulted in slower customer acquisition within our Sexual Health specialty at times, as we reorient our positioning to target and educate a different segment of prospective subscribers. Despite headwinds from this transition and a rotation of marketing dollars toward weight, year-over-year subscriber and revenue growth outside of GLP-1s were both nearly 30% in the first quarter. Our approach is to align our investments toward long-term value creation, even if that results in temporary near-term headwinds for the business. We believe this transition with Sexual Health will allow us to bring our subscribers a unique value proposition, ultimately resulting in a higher customer lifetime value and stronger long-term growth. 6 Hims & Hers Q1 2025

7 Hims & Hers Q1 2025

We launched innovative partnerships that set the stage for greater consumer choice within our Weight Loss specialty, providing a blueprint for future specialties Enabling consumers to access a breadth of options has been a critical component of our strategy, and has allowed us to establish a leadership position across each of our specialties. Within our Weight Loss specialty, we recently brought more options to current and future subscribers. Oral medication kits and personalized compounded GLP-1s continue to serve our customers well, and with the launch of liraglutide at the end of March, our platform now offers access to the first generic GLP-1. This launch is already seeing early signs of success, providing subscribers previously taking commercially available dosages of semaglutide another option to transition to following the end of the semaglutide shortage. Additionally, in April we announced a long-term collaboration with Novo Nordisk to expand affordable access to proven obesity care. As a first step, individuals can now access Wegovy® through the Hims & Hers platform, bundled with access to 24/7 care, clinical support, and nutrition guidance, all at a single, unified price. This collaboration pairs our customer-centric platform with Novo Nordisk’s innovative pipeline, allowing us to serve more customers, broaden access to clinically proven treatments, and drive stronger outcomes. More importantly, beyond this initial launch, we are developing a broader roadmap together with Novo Nordisk, as well as a blueprint for future partnerships, to deliver access to quality care at scale, improve long-term outcomes for people living with chronic disease, and make care more affordable. 8 Hims & Hers Q1 2025

We aim to continue unlocking more value for our subscribers this year Through the remainder of this year, we are confident that we can continue to execute across our priorities and pave the way toward positioning the platform for our long-term ambitions in 2030 and beyond. Below are a couple examples of the value we expect to bring to subscribers on our platform in the very near-term. We will unlock an experience that provides consumers more insight into their health with less friction At the beginning of this year we closed our acquisition of an at-home lab testing services provider. We acquired the ability to collect blood through a device we believe can carry a lower “fear-factor” compared to traditional needles, while also allowing consumers to test from the comfort of their own home. We believe this will help democratize access to a range of tests that provide insights into critical biomarkers across heart, hormone, liver, thyroid, and prostate function. We see this as the next step toward helping people live happier, healthier lives. Giving our customers the ability to understand their health and track their progress, on a platform offering end-to-end support, has the potential to reshape how care is delivered. When paired with personalized care, we believe these insights can lead to more effective and proactive health decisions. Lab testing capabilities pave the way to launch more extensive low testosterone and menopausal support solutions expected on our platform by year-end A lower-friction at-home testing experience will enable us to move into hormone driven categories like low testosterone and menopause while also removing a key barrier for customers, offering a more comfortable and accessible way to begin care. We expect these emotionally resonant conditions to offer significant growth opportunities with both new and existing customers. Combined, it is estimated that more than 50 million people in the US alone suffer from symptoms associated with low testosterone or menopause-related hormone imbalances. In both cases, common symptoms include weight gain, mood swings, and decreased libido. Our platform has always looked to address conditions that deeply affect how people feel each day but, for a variety of reasons, go unaddressed by the traditional healthcare system. With these new capabilities, we look forward to beginning to address both conditions before year-end. Note: See page 29 for sources 9 Hims & Hers Q1 2025

10 Hims & Hers Q1 2025

Our ability to execute across these elements reinforces our strong outlook

	Q2 2025	FY 2025
Revenue	$530M – $550M	$2.3B – $2.4B
YoY growth	68% – 74%	56% - 63%
Adj. EBITDA[1]	$65M – $75M	$295M – $335M
Adj. EBITDA margin[1]	12% – 14%	13% - 14%

2025 Underlying Themes

1. 85%+ long-term retention[2]
2. Expanding portfolio of personalized offerings
3. Strong unit economics with payback period[3] < 1 year
4. Evolving model drives inherent marketing efficiencies
5. Weight loss revenue of at least $725 million in 2025[4]

We expect to have completed the transition of subscribers on commercially available dosages of semaglutide to alternatives on either our platform or other platforms by the end of the second quarter. Despite this transition, the mid-point of our second quarter revenue guidance still implies greater than 65% year-over-year growth, and provides us a new foundation from which to build upon over the remainder of the year.

For fiscal year 2025, we expect to achieve $2.3-$2.4 billion in revenue. We aim to utilize the learnings from specialty-specific marketing achieved over the last 3 quarters to facilitate growth in our tenured specialties. Adherence to our capital allocation framework will enable us to do this while still achieving both marketing and Adjusted EBITDA leverage in 2025. This discipline, together with continued efficiencies unlocked by economies of scale, gives us confidence to update our 2025 Adjusted EBITDA outlook to $295 to $335 million, reflecting an Adjusted EBITDA margin of 13% at the mid-point of both ranges.

Note: 2025 financial targets are provided as of the Hims & Hers Health, Inc. earnings release dated May 5, 2025. (1) This is a non-GAAP financial measure. Please refer to pages 26 - 29 for definitions. We have relied upon the exception in Item 10(e)(1)(i)(B) of Regulation S-K and have not reconciled forward-looking Adjusted EBITDA to its most directly comparable U.S. GAAP measure, net income or loss, because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations, including market-related assumptions that are not within our control, or others that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future net income or loss. See "Non-GAAP Financial Measures" for additional important information regarding Adjusted EBITDA. (2) Online revenue retention from subscriptions with a tenure of at least 2 years. (3) Payback period defined as the time it takes quarterly cumulative online gross profit generated by Hims & Hers online customers to exceed the quarterly customer acquisition costs to acquire those customers. (4) On February 21, 2025, the FDA resolved the semaglutide shortage, which has constrained and is expected to continue to constrain our ability to continue providing access to compounded semaglutide on our platform. The FDA does not limit compounding to drug shortages, and we believe there are paths to continue offering access to certain compounded GLP-1s after the period of FDA enforcement discretion has ended following resolution of the shortage, consistent with the statutory exemptions from the new drug approval requirements. As such, we intend to continue expanding our weight loss offerings and serving our Subscribers with a wide range of weight loss solutions.

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Hims & Hers Q1 2025

Over the long-term, our platform is positioned to continue driving growth across several areas Beyond this year, we see multiple avenues of growth. As our platform continues to scale, the opportunities to have a greater impact on more individuals expands with it. With our new 2030 targets in mind, we expect to pursue opportunities across the following areas. Breadth of personalized solutions More subscribers are discovering the benefits of personalized solutions each day. As our data expands and we’re able to identify unoptimized health indicators such as vitamin deficiencies, we expect to bring access to more personalized treatments across our platform. Investments in our facilities lay the foundation to scale from hundreds to potentially thousands of treatment options in the coming years, offering a portfolio of solutions that can meet customer needs across a variety of backgrounds and circumstances. Launching the next generation of specialties Our effectiveness at launching new specialties improves with each launch. Historically, we have been disciplined in pursuing these opportunities, limiting new specialties to 1-2 per year. While our approach will remain disciplined, as we expand both operational strengths and technological insights, the specialties we can address will also expand. Lab diagnostics and sterile capabilities have unlocked our ability to expand into low testosterone and menopausal support, which we expect to offer by year-end. With more data, as well as new operational capabilities like peptide manufacturing, we can enable users to further optimize their health, setting the stage for entries into longevity, sleep, and preventative medicine over the next five years. Elevating the precision & quality of care Today, we help nearly 2.4 million users lead healthier lives. Our most significant learning from serving this growing subscriber base is that each user has a unique set of health needs. We believe proprietary structured data will enable us to better serve these needs over time. We expect that technologies like MedMatch will become more effective and that new AI tools like coaches, therapeutic tools, and nutrition advice will drive stronger subscriber engagement and result in longer-term commitments to living a healthier lifestyle. We believe these advancements will place Hims & Hers at the forefront of a new version of care that is effective, delightful, and widely accessible. 12 Hims & Hers Q1 2025

Evolution toward best-in-class curator of healthcare services While we believe our evolving Novo Nordisk partnership over the coming years will be transformative for our Weight Loss specialty, the blueprint it sets for future possibilities can be even greater. We expect our ecosystem will be further augmented by strategic partnerships across the healthcare industry. Data, personalized services, an accessible brand, and high quality care uniquely position us to unlock an endless set of possibilities across healthcare. In the coming years, we believe we can draw more users to our platform by not only leveraging our own capabilities, but also through partnering with best-in-class industry participants to bring subscribers access to a curated set of products and services for their evolving needs. Global expansion The beauty of our model is that the potential benefits are not restricted by geographic borders. The desire for healthcare that is convenient, accessible, customized, affordable, and transparent is not limited to the U.S. Recent traction in the UK has given us a strong belief in our ability to scale these benefits globally. We see opportunities for international expansion through both organic growth and opportunistic M&A over the course of the next five years. Execution across each of these elements gives us strong conviction in our ability to achieve our new 2030 targets and, more importantly, cement a path toward helping tens of millions of users across the world feel great through the power of better health. Andrew Dudum CEO and Co-Founder 13 Hims & Hers Q1 2025

(1) Refer to page 19 for definitions for subscribers and monthly online revenue per average subscriber. 14 Hims & Hers Q1 2025

Subscriber and Revenue Growth Top-line trends were strong in the first quarter of the year, driven by our ability to expand both our subscribers and monthly online revenue per average subscriber. In the first quarter, total subscribers reached a new record high of nearly 2.4 million at the end of the period, growing 38% year-over-year; while monthly online revenue per average subscriber increased to $84, growing 53% year-over-year. Growth in subscribers was primarily driven by increased traffic to our platform as a result of our marketing activities and improved customer experiences. The increase in monthly online revenue per average subscriber growth was primarily due to subscriber uptake of our GLP-1 weight loss offering, along with changes in product mix. In the first quarter, revenue grew 111% year-over-year to $586 million. Online revenue grew 115% year-over-year to over $576 million in the first quarter, driven by growth in new weight loss offerings which were not available in the prior year period, as well as ongoing strength across our existing offerings. Wholesale revenue decreased 7% year-over-year to $10 million. The wholesale channel continues to be utilized primarily to extend our reach and introduce our brands to a broader audience of consumers. Margin Profile Gross margin decreased approximately 900 basis points year-over-year to 73% in the first quarter. The decline was primarily the result of combined strength in GLP-1 customer acquisitions with accelerated adoption of longer cadence SKUs, and was partially offset by ongoing benefits from economies of scale, in part due to increased volume at our Affiliated Pharmacies and lower costs associated with medical consultation services as a percent of revenue as a result of improving provider efficiency. (1) Refer to page 19 for definitions for subscribers and monthly online revenue per average subscriber. 15 Hims & Hers Q1 2025

We report four categories of operating expenses: Marketing, Operations and support, Technology and development, and General and administrative. Non-GAAP operating expenses represent GAAP expenses adjusted for stock-based compensation. During the first quarter of 2025, we achieved notable year-over-year Marketing leverage on both a GAAP and non-GAAP basis, as we benefited from efficiencies related to new product launches and improving organic customer acquisition trends, which more than offset higher spend driven in part by our first Super Bowl commercial. On a GAAP basis, Marketing expenses decreased from 47% to 39% of revenue during the first quarter. On a non-GAAP basis, Marketing expenses decreased from 46% to 39% of revenue. Similarly, we continued to see leverage in Operations and support in the first quarter of 2025, as growth outpaced investments made across staffing, fulfillment, and processing largely in order to accommodate higher volume fulfilled through our Affiliated Pharmacies. GAAP Operations and support expenses decreased from 14% to 11% of revenue in the first quarter. On a non-GAAP basis, Operations and support expenses decreased from 13% to 10% of revenue. Technology and development expenses during the first quarter of 2025 decreased modestly as a percentage of revenue relative to the prior year period. GAAP Technology and development expenses decreased from 6% to 5% of revenue in the first quarter. On a non-GAAP basis, Technology and development expenses decreased modestly from 5% to 4% of revenue. (1) This is a non-GAAP financial measure. Please refer to pages 26 - 29 for definitions and reconciliations to the corresponding U.S. GAAP financial measure. 16 Hims & Hers Q1 2025

Finally, we displayed significant leverage on General and Administrative expenses in the first quarter as a result of solid execution and disciplined expense management. GAAP General and administrative expenses decreased from 12% to 8% of revenue in the first quarter. On a non-GAAP basis, General and administrative expenses decreased from 8% to 6% of revenue. As a result of these trends, we generated GAAP net income of $49 million in the first quarter, improving significantly from net income of $11 million in the prior year period. Net income margin increased over 400 basis points year-over-year in the first quarter. With our business continuing to scale at a rapid pace, we remain committed to a disciplined and efficient approach toward growth investment. This has been crucial to our strategy thus far and has resulted in a meaningful increase in Adjusted EBITDA margin over the past two years. In the first quarter, Adjusted EBITDA increased 182% year-over-year to $91 million. Adjusted EBITDA margin increased nearly 400 basis points year-over-year in the first quarter. (1) Q3 2024 net income included a $60.8 million tax benefit related to the release of our domestic tax valuation allowance, partially offset by current period tax activity (2) This is a non-GAAP financial measure. Please refer to pages 26 - 29 for definitions and reconciliations to the corresponding U.S. GAAP financial measure. 17 Hims & Hers Q1 2025

Cash Flow and Balance Sheet In the first quarter, net cash provided by operating activities was $109 million, an increase of 322% year-over-year. Free cash flow in the first quarter was $50 million, an increase of 321% year-over-year. The year-over-year increase in both measures was primarily driven by revenue growth, improved net income margins, and working capital tailwinds. At the end of the first quarter, we had $323 million of cash, cash equivalents, and short-term investments and no debt on our balance sheet. In July 2024, we announced a share repurchase authorization of up to $100 million of our Class A common stock, which can be utilized through August 31, 2027. As of the end of the first quarter, we had $65 million remaining on the authorization. We expect this program will give us the ongoing ability to capitalize on moments of disconnect between market value of our Class A common stock and what we believe is the intrinsic value, while also allowing us to offset ongoing dilution as a result of stock-based compensation. Conference Call Hims & Hers will host a conference call to review first quarter 2025 results on May 5, 2025, at 5:00 p.m. ET. The conference call can be accessed by dialing +1 (888) 510-2630 for U.S. participants and +1 (646) 960-0137 for international participants, and referencing conference ID #1704296. A live audio webcast will be available online at investors.hims.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call at the same link. (1) This is a non-GAAP financial measure. Please refer to pages 26 - 29 for definitions and reconciliations to the corresponding U.S. GAAP financial measure. 18 Hims & Hers Q1 2025

About Hims & Hers Health, Inc. Hims & Hers is the leading health and wellness platform on a mission to help the world feel great through the power of better health. We believe how you feel in your body and mind transforms how you show up in life. That’s why we’re building a future where nothing stands in the way of harnessing this power. Hims & Hers normalizes health & wellness challenges—and innovates on their solutions—to make feeling happy and healthy easy to achieve. No two people are the same, so the Company provides access to personalized care designed for results. For more information, please visit investors.hims.com. Key Business Metrics “Online Revenue” represents the sales of products and services on our platform, net of refunds, credits, and chargebacks, and includes revenue recognition adjustments recorded pursuant to U.S. GAAP, primarily relating to deferred revenue and returns reserve. Online Revenue is generated by selling directly to consumers through our websites and mobile applications. Our Online Revenue consists of products and services purchased by customers directly through our online platform. The majority of our Online Revenue is subscription-based, where customers agree to be billed on a recurring basis to have products and services automatically delivered to them. “Wholesale Revenue” represents non-prescription product sales to retailers through wholesale purchasing agreements. Wholesale Revenue also includes non-prescription product sales to third-party platforms through consignment arrangements. In addition to being revenue generative and profitable, wholesale partnerships and consignment arrangements have the added benefit of generating brand awareness with new customers in physical environments and on third-party platforms. “Subscribers” are customers who have one or more “Subscriptions” pursuant to which they have agreed to be automatically billed on a recurring basis at a defined cadence. The Subscription billing cadence is typically defined as a number of days (for example, billed every 30 days or every 90 days), which are excluded from our reporting when payment has not occurred at the contracted billing cadence. Subscribers can cancel or snooze Subscriptions in between billing periods to stop receiving additional products and/or services and can reactivate Subscriptions to continue receiving additional products and/or services. “Monthly Online Revenue per Average Subscriber” is defined as Online Revenue divided by “Average Subscribers”, which amount is then further divided by the number of months in a period. “Average Subscribers” are calculated as the sum of the Subscribers at the beginning and end of a given period divided by 2. 19 Hims & Hers Q1 2025

Forward-Looking Statements This shareholder letter includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “assume,” “may,” “will,” “likely,” “potential,” “projects,” “predicts,” “continue,” “goal,” “strategy,” “future,” “forecast,” “target,” “outlook,” “project,” “confidence,” or “should,” or, in each case, their negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. Such statements include, but are not limited to, any statements relating to our financial outlook and guidance, including our mission to drive top-line revenue growth and profitability and our ability to attain our 2025 and 2030 financial and operational targets; our expected future financial and business performance, including with respect to the Hims & Hers platform, our marketing campaigns, investments in innovation, the solutions accessible on our platform, and our infrastructure, and the underlying assumptions with respect to the foregoing; statements relating to events and trends relevant to us, including with respect to our regulatory environment, financial condition, results of operations, short- and long-term business operations, objectives, strategy, and financial needs; expectations regarding our mobile applications, market acceptance, user experience, customer retention, brand development, our ability to invest and generate a return on any such investment, customer acquisition costs, operating efficiencies and leverage (including our fulfillment capabilities), the effect of any pricing decisions, changes in our product or offering mix, the timing and market acceptance of any new products or offerings, the timing and anticipated effect of any pending or recently completed acquisitions, the success of our business model, our market opportunity, our ability to scale our business or expand internationally, the growth of certain of our specialties, our ability to innovate on and expand the scope of our offerings and experiences, including through the use of data analytics and artificial intelligence, our ability to reinvest into the customer experience, and our ability to comply with the extensive, complex and evolving legal and regulatory requirements applicable to our business, including without limitation state and federal healthcare, privacy and consumer protection laws and regulations, and the effect or outcome of litigation or governmental actions in relation to any such legal and regulatory requirements. These statements are based on management’s current expectations, but actual results may differ materially due to various factors. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, the forward-looking statements contained in this letter are based on our current expectations, assumptions and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the Risk Factors and other sections of our most recently filed Quarterly Report on Form 10-Q, our most recently filed Annual Report on Form 10-K, and other current and periodic reports we file from time to time with the Securities and Exchange Commission (the “Commission”). 20 Hims & Hers Q1 2025

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The forward-looking statements contained in this letter are made only as of May 5, 2025. We undertake no obligation (and expressly disclaim any obligation) to update or revise any forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in reports we have filed or will file with the Commission, including our most recently filed Quarterly Report on Form 10-Q, our most recently filed Annual Report on Form 10-K, and other current and periodic reports we file from time to time. In addition, even if our results of operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in such reports, those results or developments may not be indicative of results or developments in subsequent periods. We include statements and information in this letter concerning our industry and the markets in which we operate, including our market opportunity, which are based on information from independent industry organizations and other third-party sources (including industry publications, surveys and forecasts). While we believe these third-party sources to be reliable as of the date of this letter, we have not independently verified any third-party information and such information is inherently imprecise. 21 Hims & Hers Q1 2025

Condensed Consolidated Balance Sheets (In thousands, except share and per share data, unaudited) March 31, 2025 December 31, 2024 Assets Current assets: Cash and cash equivalents $273,736 $220,584 Short-term investments 48,935 79,667 Inventory 76,096 64,427 Prepaid expenses and other current assets 48,197 31,153 Total current assets 446,964 395,831 Restricted cash 1,223 856 Goodwill 117,753 112,728 Property, equipment, and software, net 155,707 82,083 Intangible assets, net 43,431 43,410 Operating lease right-of-use assets 62,198 10,881 Deferred tax assets, net 62,493 61,603 Other long-term assets 1,942 147 Total assets $891,711 $707,539 Liabilities and stockholders’ equity Current liabilities: Accounts payable $108,919 $91,180 Accrued liabilities 56,942 53,013 Deferred revenue 110,765 75,285 Operating lease liabilities 3,736 1,889 Total current liabilities 280,362 221,367 Operating lease liabilities 59,648 9,456 Other long-term liabilities 2,440 - Total liabilities 342,450 230,823 Commitments and contingencies Stockholders’ equity: Common stock – Class A shares, par value $0.0001, 2,750,000,000 shares authorized and 215,206,274 and 212,459,586 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively; Class V shares, par value $0.0001, 10,000,000 shares authorized and 8,377,623 shares issued and outstanding as of March 31, 2025 and December 31, 2024 22 22 Additional paid-in capital 742,055 719,155 Accumulated other comprehensive loss (164) (324) Accumulated deficit (192,652) (242,137) Total stockholders’ equity 549,261 476,716 Total liabilities and stockholders’ equity $891,711 $707,539 22 Hims & Hers Q1 2025

Condensed Consolidated Statements of Operations and Comprehensive Income (In thousands, except share and per share data, unaudited) Three months ended Mar 31, 2025 2024 Revenue $586,010 $278,171 Cost of revenue 155,321 49,076 Gross profit 430,689 229,095 Gross margin % 73% 82% Operating expenses: 1 Marketing 231,235 130,553 Operations and support 63,033 38,747 Technology and development 29,914 15,324 General and administrative 48,610 34,568 Total operating expenses 372,792 219,192 Income from operations 57,897 9,903 Other income and expense, net 2,598 2,500 Income before income taxes 60,495 12,403 Provision for income taxes (11,010) (1,275) Net income 49,485 11,128 Other comprehensive income (loss) 160 (38) Total comprehensive income $49,645 $11,090 Net income per share attributable to common stockholders: Basic $0.22 $0.05 Diluted $0.20 $0.05 Weighted average shares outstanding: Basic 221,989,327 213,452,092 Diluted 246,610,232 229,364,585 (1) Includes stock-based compensation expense as follows (in thousands): Three months ended Mar 31, 2025 2024 Marketing $2,774 $1,904 Operations and support 3,006 2,155 Technology and development 4,045 2,205 General and administrative 15,033 12,768 Total stock-based compensation expense $24,858 $19,032 23 Hims & Hers Q1 2025

Condensed Consolidated Statements of Cash Flows (In thousands, unaudited) Three months ended March 31, 2025 2024 Operating activities Net income $49,485 $11,128 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 8,276 3,001 Stock-based compensation 24,858 19,032 Net accretion on securities (693) (1,077) Benefit for deferred taxes (890) (1) Non-cash operating lease cost 1,905 574 Non-cash acquisition-related costs 1,030 - Non-cash other 832 484 Changes in operating assets and liabilities: Inventory (11,669) (7,362) Prepaid expenses and other current assets (17,239) (6,708) Other long-term assets 73 (47) Accounts payable 14,473 3,602 Accrued liabilities 4,351 (2,258) Deferred revenue 35,480 6,002 Operating lease liabilities (1,182) (532) Net cash provided by operating activities 109,090 25,838 Investing activities Purchases of investments - (70,700) Maturities of investments 31,342 97,700 Investment in website development and internal-use software (3,711) (3,377) Purchases of property, equipment, and intangible assets (55,327) (10,581) Acquisition of business, net of cash acquired (5,100) - Net cash (used in) provided by investing activities (32,796) 13,042 Financing activities Proceeds from exercise of vested stock options 3,928 5,070 Payments for taxes related to net share settlement of equity rewards (25,711) (7,314) Repurchases of common stock - (28,064) Payments for debt issuance costs (1,235) - Net cash used in financing activities (23,018) (30,308) Foreign currency effect on cash and cash equivalents 243 2 Increase in cash, cash equivalents, and restricted cash 53,519 8,574 Cash, cash equivalents, and restricted cash at beginning of period 221,440 97,519 Cash, cash equivalents, and restricted cash at end of period $274,959 $106,093 Reconciliation of cash, cash equivalents, and restricted cash Cash and cash equivalents $273,736 $105,327 Restricted cash 1,223 856 Total cash, cash equivalents, and restricted cash $274,959 $106,093 Supplemental disclosures of cash flow information Cash paid for taxes $360 $126 Non-cash investing and financing activities Purchases of property and equipment included in accounts payable and accrued liabilities $11,019 $594 Deferred debt issuance costs included in accounts payable and accrued liabilities 633 - Right-of-use asset obtained in exchange for lease liability 52,459 2,174 Issuance of common stock in connection with asset acquisition 12,760 - Common stock to be issued for asset acquisition indemnification holdback 6,380 - 24 Hims & Hers Q1 2025

25 Hims & Hers Q1 2025

Non-GAAP Financial Measures In addition to our financial results determined in accordance with U.S. GAAP, we present Adjusted EBITDA (which is a non-GAAP financial measure), Adjusted EBITDA margin (which is a non-GAAP ratio), and Free Cash Flow (which is a non-GAAP financial measure) each as defined below. We use Adjusted EBITDA, Adjusted EBITDA margin, and Free Cash Flow to evaluate our ongoing operations and for internal planning and forecasting purposes. We also present Non-GAAP Marketing, Non-GAAP Operations and support, Non-GAAP Technology and development, and Non-GAAP General and administrative expenses. In each case, the non-GAAP operating expenses represent GAAP expenses adjusted for stock-based compensation. We believe that Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP operating expenses, and Free Cash Flow, when taken together with the corresponding U.S. GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. We consider Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP operating expenses, and Free Cash Flow to be important measures because they help illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We believe that the use of Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP operating expenses, and Free Cash Flow is helpful to our investors as they are used by management in assessing the health of our business, our operating performance, and our liquidity. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP financial measures or ratios differently or may use other financial measures or ratios to evaluate their performance, all of which could reduce the usefulness of Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP operating expenses, and Free Cash Flow as tools for comparison. Reconciliations are provided below to the most directly comparable financial measures stated in accordance with U.S. GAAP. Investors are encouraged to review our U.S. GAAP financial measures and not to rely on any single financial measure to evaluate our business. Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. “Adjusted EBITDA” is defined as net income (loss) before stock-based compensation, income taxes, depreciation and amortization, acquisition and transaction-related costs (which includes (i) consideration paid for employee compensation with vesting requirements incurred directly as a result of acquisitions, inclusive of revaluation of earn-out consideration recorded in general and administrative expenses prior to 2024, and (ii) transaction professional services), legal settlement expenses that are considered non-recurring, impairment of long-lived assets, change in fair value of liabilities, and interest income and expense, net. “Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by revenue. Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. We compensate for these limitations by providing specific information regarding the U.S. GAAP items excluded from Adjusted EBITDA. When evaluating our performance, you should consider Adjusted EBITDA in addition to, and not as a substitute for, other financial performance measures, including our net income (loss) and other U.S. GAAP results. 26 Hims & Hers Q1 2025

Net Income (Loss) to Adjusted EBITDA Reconciliation

(In thousands, unaudited)

	Q2 '23	Q3 '23	Q4 '23	Q1 '24	Q2 '24	Q3 '24	Q4 '24	Q1 '25
Revenue	$207,912	$226,699	$246,619	$278,171	$315,648	$401,556	$481,139	$586,010
Net income (loss)	(7,157)	(7,567)	1,245	11,128	13,297	75,588	26,025	49,485
Stock-based compensation	16,845	17,277	17,791	19,032	24,042	24,899	24,349	24,858
Provision (benefit) for income taxes	(13)	651	951	1,275	127	(51,995)	(3,734)	11,010
Depreciation and amortization	2,377	2,363	2,658	3,001	3,643	4,383	6,061	8,276
Acquisition and transaction-related costs	583	1,280	507	376	590	858	2,155	24
Legal settlement	–	–	–	–	–	–	2,008	–
Impairment of long-lived assets	–	–	–	75	39	–	–	–
Change in fair value of liabilities	173	588	19	–	–	–	–	–
Interest income and expense, net	(2,173)	(2,342)	(2,601)	(2,540)	(2,431)	(2,637)	(2,741)	(2,596)
Adjusted EBITDA	$10,635	$12,250	$20,570	$32,347	$39,307	$51,096	$54,123	$91,057
Net income (loss) as a % of revenue	-3 %	-3 %	1 %	4 %	4 %	19 %	5 %	8 %
Adjusted EBITDA margin	5 %	5 %	8 %	12 %	12 %	13 %	11 %	16 %

27

Hims & Hers Q1 2025

GAAP Operating Expenses to Non-GAAP Operating Expenses Reconciliation (In thousands, unaudited) Three Months Ended March 31, Reconciliation: GAAP to Non-GAAP Marketing Expense 2025 2024 Total GAAP Marketing Expense $231,235 $130,553 Less: Stock-based compensation (2,774) (1,904) Non-GAAP Marketing Expense $228,461 $128,649 Three Months Ended March 31, Reconciliation: GAAP to Non-GAAP Operations and support Expense 2025 2024 Total GAAP Operations and support Expense $63,033 $38,747 Less: Stock-based compensation (3,006) (2,155) Non-GAAP Operations and support Expense $60,027 $36,592 Three Months Ended March 31, Reconciliation: GAAP to Non-GAAP Technology and development Expense 2025 2024 Total GAAP Technology and development Expense $29,914 $15,324 Less: Stock-based compensation (4,045) (2,205) Non-GAAP Technology and development Expense $25,869 $13,119 Three Months Ended March 31, Reconciliation: GAAP to Non-GAAP General and administrative Expense 2025 2024 Total GAAP General and administrative Expense $48,610 $34,568 Less: Stock-based compensation (15,033) (12,768) Non-GAAP General and administrative Expense $33,577 $21,800 28 Hims & Hers Q1 2025

Free Cash Flow is a key performance measure that our management uses to assess our liquidity. Because Free Cash Flow facilitates internal comparisons of our historical liquidity on a more consistent basis, we use this measure for business planning purposes. "Free Cash Flow" is defined as net cash provided by operating activities, less purchases of property, equipment, and intangible assets and investment in website development and internal-use software in investing activities.

Some of the limitations of Free Cash Flow include (i) Free Cash Flow does not represent our residual cash flow for discretionary expenditures and our non-discretionary commitments, and (ii) Free Cash Flow includes capital expenditures, the benefits of which may be realized in periods subsequent to those in which the expenditures took place. In evaluating Free Cash Flow, you should be aware that in the future we will have cash outflows similar to the adjustments in this presentation. Our presentation of Free Cash Flow should not be construed as an inference that our future results will be unaffected by these cash outflows or any unusual or non-recurring items. When evaluating our performance, you should consider Free Cash Flow in addition to, and not as a substitute for, other financial performance measures, including our net cash provided by operating activities and other U.S. GAAP results.

Net Cash Provided By Operating Activities to Free Cash Flow Reconciliation

(In thousands, unaudited)

	Q2 '23	Q3 '23	Q4 '23	Q1 '24	Q2 '24	Q3 '24	Q4 '24	Q1 '25
Net cash provided by operating activities	$16,826	$25,191	$21,983	$25,838	$53,594	$85,267	$86,385	$109,090
Less: purchases of property, equipment, and intangible assets in investing activities	(4,677)	(3,277)	(8,631)	(10,581)	(3,212)	(3,342)	(24,520)	(55,327)
Less: investment in website development and internal-use software in investing activities	(2,187)	(2,643)	(2,567)	(3,377)	(2,814)	(2,539)	(2,365)	(3,711)
Free Cash Flow	$9,962	$19,271	$10,785	$11,880	$47,568	$79,386	$59,500	$50,052

Sources

In order of appearance:

Mulligan T, Frick MF, Zuraw QC, Stemhagen A, McWhirter C. Prevalence of hypogonadism in males aged at least 45 years: the HIM study. 2006 Jul;60(7):762-9. doi: 10.1111/j.1742-1241.2006.00992.x. PMID: 16846397; PMCID: PMC1569444.

Iyer TK, Manson JE. Recent Trends in Menopausal Hormone Therapy Use in the US: Insights, Disparities, and Implications for Practice. *JAMA Health Forum*. 2024;5(9):e243135. doi:10.1001/jamahealthforum.2024.3135.

29 Hims & Hers Q1 2025

Contacts: Investor Relations Bill Newby Investors@forhims.com Media Relations Abby Reisinger Press@forhims.com 30 Hims & Hers Q1 2025

31 Hims & Hers Q1 2025